UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 27, 2012 (February 6, 2012)

11 GOOD ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54132	26-0299315

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4450 Belden Village Street N.W., Suite 800 Canton, OH	44718

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 492-3835

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

c.) On February 6, 2012, the Company elected and on February 10, 2012, E. James Schloss accepted being appointed to the Company’s Board of Directors.

          Mr. E. Jamie Schloss, age 68, was a certified public accountant for more than 30 years before joining the board of Directors of Surge Global Energy, Inc. from October, 2004 to July, 2006 and was reappointed to the Surge Board in February, 2008. Mr. Schloss served as Chief Financial Officer of Surge Global from December 2005 to June 2006 and has served as its Chief Executive Officer and Chief Financial Officer from February, 2008 until the present time. Prior to his positions with Surge, Mr. Schloss’ company, Castle Rock Resources, Inc., raised funds and participated in the drilling of more than 20 deep oil & gas wells in Texas, New Mexico, and Louisiana from 1990 to 1995 through joint venture partnerships. In June 1995, Castle Rock and partners sold seven wells in the Townsend (Sublime) Field in south Texas to Weeks Exploration Company for an aggregate of $16,000,000. Castle Rock continues to own and manage a well in south Texas which has been producing oil and gas for more than 18 years. Mr. Schloss has a Juris Doctorate (JD) degree, a B.A. from the University of Pennsylvania, and an MBA equivalent from Pace College in New York City. Mr. Schloss worked as a Certified Public Accountant in California and New Jersey from 1966-1970. Prior to his experience in the oil & gas drilling and exploration business, Mr. Schloss was an executive and officer of several entertainment industry firms including MCA-Universal., Warner Bros. Television Distribution, Western-World Television, and Hal Roach Studios.

          On February 6, 2012, the Company elected and on February 8, 2012 Antonio Marquez accepted being appointed to the Company’s board of Directors.

          Mr. J. Antonio Marquez serves as Principal and Managing Partner of Quez Capital Interests and Managing Member of LLJ Quez Hispanic Multifamily Venture which is a multifamily joint venture with LM Capital, a $6 billion investment management firm. He is responsible for strategic planning, capital formation, and sourcing of acquisition opportunities. He also is involved in business plan development on new acquisitions relative to value-add strategy implementation and Hispanic marketing efforts. Mr. Marquez has 15 years of experience with his family’s group of companies targeting the Hispanic demographic including grocery distribution operations consisting of 400 diesel-consuming vehicles at 22 divisions throughout the country and dairy product manufacturing facility in Central California which consumes 2 million pounds of milk per day. He has been involved in over $130MM in commercial/multifamily real estate transactions working with GE Capital, Goldman Sachs, and Principal Real Estate Investors. He has over 10 years of experience managing his family’s commercial portfolio totaling over 1.2 million square feet of office, retail, and industrial space and valued over $110MM. Additionally, Mr. Marquez graduated cum laude from California Polytechnic – San Luis Obispo and attended the University of Southern California’s Lusk Center for Real Estate where he focused his postgraduate studies in urban real estate with emphasis in affordable/workforce housing through the Stan Ross Program in Real Estate.

          The Board of Directors granted each new director warrants to purchase 50,000 shares of the Company’s Common Stock exercisable at $5.00 per share over a term of five years from the date of acceptance of the board’s seat. Mr. Marquez also entered into a consulting agreement which provided for him to receive options to purchase an additional 200,000 shares of the Company’s common stock at an exercise price of $5.00 per share over a term of three years, with one-half vesting immediately upon execution and the remaining one-half vesting in two equal annual installments on the anniversary date of signing over a period of two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

11 Good Energy, Inc., a Delaware corporation

Date: February 27, 2012	By:	/s/ Gary R. Smith

Gary R. Smith, Chief Operating Officer